News Release Standard Pacific Corp. 15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, Senior Vice President (949) 789-1616

FOR IMMEDIATE RELEASE ON WEDNESDAY, JULY 2, 2003

STANDARD PACIFIC CORP. REPORTS RECORD SECOND QUARTER ORDERS, UP 40%

IRVINE, CALIFORNIA, July 2, 2003

Standard Pacific Corp. (NYSE symbol “SPF”) announced today preliminary new home orders for the three-month period ended June 30, 2003.

	Preliminary New Home Orders April - June		Average Number of Active Selling Communities April - June
	2003	2002	2003	2002
Southern California	666	690	24	28
Northern California	258	277	19	17

Total California	924	967	43	45

Texas	128	150	18	24
Arizona	545	383	23	20
Colorado	82	68	12	10
Florida	760	281	32	9
Carolinas	144	—	10	—

Total Company	2,583	1,849	138	108

Florida and Carolina orders reflect the Company’s 2002 acquisitions of Westbrooke Homes in South Florida, Colony Homes in Central Florida and Westfield Homes in Tampa Bay, Southwest Florida and the Carolinas.

The Company’s cancellation rate for the 2003 second quarter was 15% compared to 17% for the 2002 second quarter.

The Company’s orders for the 2003 second quarter include 179 homes from 9 joint venture communities, compared to 177 homes from 9 joint venture communities in the 2002 second quarter.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 56,000 families during its 37-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding orders. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates and interest rates. In addition, orders are typically subject to cancellation and may not result in sales. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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